Chattel Mortgage - Installment Sale of Equipment Agreement

     This Chattel Mortgage - Installment Sale of Equipment Agreement, dated as of January 1, 1996, is between Ixion Biotechnology, Inc., a Delaware corporation with offices at 12085 Research Drive, Alachua, Florida (the "mortgagor") and Carl Therapeutic, Inc., a Florida corporation with offices at 149 Turkey Creek, Alachua, Florida (the "mortgagee").

     The mortgagor hereby purchases from the mortgagee, subject to the terms and conditions set forth below, the laboratory equipment and disposables listed in Appendices A and B, in "as is condition," complete with manuals and standard attachments and equipment, delivery and acceptance of which is hereby acknowledged by the mortgagor as of the date first above stated.

     The total time price for the Appendix A property is $32,309.00, of which nothing is payable on delivery, leaving a deferred balance of $32,309.00, payable in 36 monthly installments of $897.47 on the same day of each successive month, and commencing on August 1, 1996. The final installment payable hereunder shall equal the amount of the deferred balance remaining due. The total time price of the Appendix B property shall not exceed $2,610, of which nothing is payable on delivery. If mortgagor places any Appendix B property into service during the period of this mortgage, the fair market value of such item shall be added to the final installment payable for the Appendix A property. If no Appendix B property is placed in service during the term of this mortgage, mortgagor shall own such property free and clear without further payment. Interest is due on installments after maturity at the highest lawful contract rate, and if this mortgage be placed with an attorney for collection, 25% of the amount due hereunder shall be paid by the mortgagor as attorney's fees, or if prohibited, the amount permitted by law.

     1. Grant. To secure payment of the purchase price, the mortgagor grants, bargains, sells, and mortgages to the mortgagee, the above property described on Appendices A and B, to have and to hold unto the mortgagee, its representatives, successors, and assigns forever.

     2. Defeasance. Provided always that if the mortgagor shall perform all agreements and covenants herein, then this instrument shall be void, otherwise to remain in full force and effect.

     3. Assignment. No transfer, renewal, extension, or assignment of this mortgage, or any interest hereunder, or loss, injury, or destruction of the property shall release the mortgagor from its obligations hereunder; the assignee shall be entitled to all the rights of the mortgagee.

     4. Acceleration. In the event the mortgagor defaults on any payment or fails to comply with any condition of this mortgage or a proceeding in bankruptcy, receivership, or insolvency be instituted against the mortgagor or its property, the full amount shall be immediately due and payable.

     The mortgagee's acceptance, after the full amount may have become immediately due and payable as hereinbefore provided, of any installment or payment shall not be deemed to alter or affect the mortgagor's obligations and/or the mortgagee's rights hereunder with respect to any subsequent payments or default therein.

     5. Possession. The property may remain in possession of the mortgagor as long as the conditions of this mortgage are fulfilled and shall remain strictly personal property.

     6. Exclusion of Warranties. There are no warranties, expressed or implied, representations, promises, or statements in connection with the sale of the property listed in Appendices A and B, except as set forth in manufacturer's warranty applying to equipment covered by this mortgage.

     7. Taxes, Use, Transfer, Insurance. The mortgagor shall keep said property free of all taxes, liens, and encumbrances; shall not use the same illegally or improperly; shall not transfer any interest in this mortgage or said property, except as set forth below; and shall not remove the same from the premises stated (except that such property may be moved pursuant to a general transfer of operations from the current premises to another location) without the permission of the holder of this chattel mortgage. The mortgagor shall keep the property insured against loss by fire to properly protect all interests therein. The proceeds of any insurance, whether paid by reason of loss, injury, return premium, or otherwise, shall be applied toward the replacement of the property or payment of this obligation at the option of the mortgagee. The mortgagor may sell any item of the property not necessary to the conduct of its operations (as determined by the mortgagor), provided it shall receive not less than the sales price therefor set forth in Appendix A or B, and provided further that the proceeds of such sale up to such sales price be added to the next monthly installment due to the mortgagee.

     8. Repossession, Right of Entry, Sale, Application of Proceeds. If the mortgagor defaults in complying with the terms hereof, and fails to cure such default within 30 days of receiving written notice thereof from the mortgagee, the mortgagee may take possession of said property without further demand, including any equipment or accessories thereto, possession by the mortgagor after such expired grace period being unlawful; and for this purpose the mortgagee may enter upon the premises where said property may be and remove same. The mortgagee may resell said property, so retaken, at public or private sale, without demand for performance, with or without notice to the mortgagor (if given, notice by mail to the address given above being sufficient) with or without having such property at the place of sale, and upon such terms and in such manner as the mortgagee may determine; the mortgagee may bid at any public sale. For the proceeds of any such sale, the mortgagee shall deduct all expenses for retaking, repairing, and selling such property, including a reasonable attorney's fee. The balance thereof shall be applied to the deferred balance due; any surplus shall be paid over to the mortgagor; in case of deficiency the mortgagor shall pay the same with interest.

     9. Waiver. The mortgagor hereby waives the right to remove any legal action from the court originally acquiring jurisdiction.

     IN WITNESS WHEREOF, the undersigned have given their hand and seal this day of April, 1996.

     Mortgagor                              Mortgagee
     Ixion Biotechnology, Inc.                         Carl Therapeutic, Inc.



     By                                                                    By
     Weaver H. Gaines, Chairman                    Stephen W. Maddock,
President